                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        5G WIRELESS COMMUNICATIONS, INC.
                        --------------------------------
               (Exact Name of Company as Specified in its Charter)

           Nevada                                              20-0420885
-------------------------------                           -------------------
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)

4136 Del Rey Avenue, Marina del Rey, California                 90292
-----------------------------------------------                 -----
   (Address of Principal Executive Offices)                   (Zip Code)

         2006 Non-Employee Directors and Consultants Retainer Stock Plan
         ---------------------------------------------------------------
                            (Full title of the Plan)

                       Jerry Dix, Chief Executive Officer
                        5G Wireless Communications, Inc.
                               4136 Del Rey Avenue
                        Marina del Rey, California 90292
                                 (310) 448-8034
           (Name, Address, and Telephone Number of Agent for Service)

                                 With a copy to:
                Brian F. Faulkner, A Professional Law Corporation
                         27127 Calle Arroyo, Suite 1923
                      San Juan Capistrano, California 92675
                                 (949) 240-1361

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed Maximum
 Title of Securities to       Amount to be           Offering Price       Proposed Aggregate          Amount of
     be Registered             Registered              Per Share            Offering Price        Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
      Common Stock              1,000,000              $0.815 (1)              $815,000                $87.21
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the offering price is not known: average of the bid and ask prices as of December 22, 2005 (within 5 business days prior to the date of filing this registration statement). See 2006 Non-Employee Directors and Consultants Retainer Stock Plan, attached as Exhibit 4 to this Form S-8.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         See Item 2 below.

ITEM 2.  COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. Upon written or oral request the participants will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following are hereby incorporated by reference:

         (a) The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 31, 2005.

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above, which consists of: Form 8-K filed on January 7, 2005; Form 8-K filed on January 14, 2005; Form 8-K filed on March 30, 2005; Form 8-K filed on March 31, 2005; Form 8-K filed on April 4, 2005; Form 8-K filed on May 5, 2005; Form 10-Q filed on June 7, 2005; Form 8-K filed on July 20, 2005; Form 8-K filed on July 25, 2005; Form 8-K/A filed on August 3, 2005; Form 8-K filed on August 9, 2005; Form 10-Q filed on August 15, 2005; Form 8-K filed on August 25, 2005; Form 8-K filed on August 31, 2005; Form 10-Q filed on November 14, 2005; Form 8-K filed on November 22, 2005; and Form 8-K/A filed on December 16, 2005.

         (c) A description of the securities of the Company is contained in a Form SB-2 filed on January 10, 2002.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

         Brian F. Faulkner, A Professional Law Corporation, counsel for the Company as giving an opinion on the validity of the securities being registered, will receive shares of common stock under this Form S-8. These shares will be paid pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan in exchange for legal services previously rendered, and to be rendered in the future, to the Company under an attorney-client contract. These legal services consist of advice and preparation work in connection with reports of the Company under the Securities Exchange Act of 1934, and other general corporate and securities work for the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY.

(a)      ARTICLES OF INCORPORATION.

         The articles of incorporation of the Company provide the following with respect to liability:

         "To the fullest extent permitted by the Nevada corporations laws or any other applicable law as now in effect or as it may hereafter be amended, officers or directors of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as an officer or director."

(b)      NEVADA REVISED STATUTES.

         NRS 78.747 LIABILITY OF STOCKHOLDER, DIRECTOR OR OFFICER FOR DEBT OR LIABILITY OF CORPORATION.

         1. Except as otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

         2. A stockholder, director or officer acts as the alter ego of a corporation if:

         (a) The corporation is influenced and governed by the stockholder, director or officer;

         (b) There is such unity of interest and ownership that the corporation and the stockholder, director or officer are inseparable from each other; and

         (c) Adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice.

         3. The question of whether a stockholder, director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

INDEMNIFICATION.

(a)      ARTICLES OF INCORPORATION.

         The articles of incorporation of the Company do not contain any provisions with regard to indemnification.

(b)      BYLAWS.

         The Bylaws of the Company provide the following with respect to indemnification:

         "Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or interstate representative is or was a director, officer or employee of the Corporation or of any corporation in which he served as such at the request of the Corporation shall be indemnified by the Corporation against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for gross negligence or misconduct in the performance of his duties.

         The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director -or employee may be entitled apart from the provisions of this section.

         The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case in which there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association."

(c)      NEVADA REVISED STATUTES.

         "NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.


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

         (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

         (a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

         (1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         (3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         NRS 78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

         2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a) The creation of a trust fund.

         (b) The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

         4. In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b) The insurance or other financial arrangement:

                  (1) Is not void or voidable; and

                  (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

         5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9.  UNDERTAKINGS.

The undersigned Company hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                           (i) Any preliminary prospectus or prospectus of the
                  undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                           (ii) Any free writing prospectus relating to the
                  offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                           (ii) The portion of any other free writing prospectus
                  relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                           (iv) Any other communication that is an offer in the
                  offering made by the undersigned small business issuer to the purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Marina del Rey, California, on December 29, 2005.

                                              5G WIRELESS COMMUNICATIONS, INC.


                                              By: /s/ Jerry Dix
                                                  ------------------------------
                                              Jerry Dix, Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

         The undersigned constitute and appoint Jerry Dix their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

         Signature                              Title                                Date
--------------------------------------------------------------------------------------------------
/s/  Jerry Dix                 President/Chief Executive Officer/Director       December 29, 2005
-------------------------
Jerry Dix


/s/  Don Boudewyn              Executive Vice                                   December 29, 2005
-------------------------      President/Secretary/Treasurer/Director
Don Boudewyn


/s/  Lawrence C. Early         Chief Financial Officer                          December 29, 2005
-------------------------
Lawrence C. Early


/s/  Phil E. Pearce            Director                                         December 29, 2005
-------------------------
Phil E. Pearce


/s/  Stanley A. Hirschman      Director                                         December 29, 2005
-------------------------
Stanley A. Hirschman


/s/  Murray H. Williams        Director                                         December 29, 2005
-------------------------
Murray H. Williams


/s/  Kirk Haney                Director                                         December 29, 2005
-------------------------
Kirk Haney

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

                                  EXHIBIT INDEX

Number                             Description
------                             -----------

4 2006 Non-Employee Directors and Consultants Retainer Stock Plan, dated December 21, 2005 (filed herewith).

5 Opinion of Brian F. Faulkner, A Professional Law Corporation (filed herewith).

23.1     Consent of Squar, Milner, Reehl & Williamson, LLP (filed herewith).

23.2 Consent of Brian F. Faulkner, A Professional Law Corporation (filed herewith).


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